Pangaea Logistics Solutions Ltd. Reports Financial Results for the
Three Months and Year Ended December 31, 2020 and Change in Composition of its Board of Directors

NEWPORT, RI - March 15, 2021 - Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL), a global provider of comprehensive maritime logistics solutions, announced today its results for the three months and year ended December 31, 2020.
4th Quarter 2020 Highlights
•Net income of $7.6 million, as compared to a net loss of $4.4 million in the same period of 2019.
◦Non-GAAP adjusted net income attributable to Pangaea Logistics Solutions Ltd. of $6.2 million, as compared to $4.4 million for the same period of 2019.
◦Adjusted Earnings per share of $0.14, as compared to $0.10 for the same period of 2019.
•Pangaea's TCE rates decreased 4% to $14,640 per day for the three months ended December 31, 2020, a premium over the market average of approximately 42%.
•Adjusted EBITDA of $12.9 million for the fourth quarter of 2020 versus $13.8 million for the same period in 2019.
•Net transportation and service revenue was $16.9 million in the three months ended December 31, 2020 as compared to $18.7 million in the comparable period.

2020 Highlights

•Net income attributable to Pangaea Logistics Solutions Ltd. of $11.4 million, as compared to $11.7 million for the year ended December 31, 2019,
◦Non-GAAP adjusted Net Income attributable to Pangaea Logistics Solutions Ltd. of $14.0 million, as compared to $18.2 million for the year ended December 31, 2019.
•Earnings per share of $0.26 as compared to $0.27 for the year ended December 31, 2019.
◦Adjusted earnings per share of $0.32, as compared to $0.43 for the year ended December 31, 2019
•Cash flow from operations of $20.8 million, compared to $44.5 million for the prior year.
•Pangaea's TCE rates decreased 12% to $12,433 from $14,199 in 2019 while the market average for the year of 2020 was approximately $8,020 per day, a premium over the market of approximately 55%.
•Adjusted EBITDA of $41.6 million for the year ended December 31, 2020.
•At December 31, 2020, Pangaea had $48.4 million in cash, restricted cash and cash equivalents.
•The Company acquired an additional one-third equity interest in its partially-owned consolidated subsidiary Nordic Bulk Holding Company Ltd., which owns six modern 1-A ice-class panamax bulk vessels, increasing its equity interest to 66.7%.

Ed Coll, Pangaea's Chief Executive Officer, commented;

"Against a challenging backdrop, we remained extremely active and continued to operate profitably with full year net income of $11.4 million and EPS of $0.26. In addition to keeping the Company's base business moving, we worked hard on strategic opportunities: expanding our terminal services business, renewing our fleet, and solidifying our position in our ice class niche by increasing our ownership in our six ice-class 1A panamax vessels from 33% to 67%. Further, we solidified our balance sheet by refinancing upcoming balloons on our six ice-class 1A panamax vessels, and our newbuilding ice class vessel program is continuing to progress with the first vessel launched in early February. I am especially proud of our entire team this year, both on shore and on our vessels. Their performance to keep the company moving forward, against the challenges of the COVID-19 global pandemic is remarkable and their efforts to work as a team to adjust to rigorous safety standards and still perform with best in class results, is sincerely appreciated."

Mr. Coll added, "Collectively we are encouraged by the steps we've taken to expand our platform in ways that add value for our customers and, in turn, to enhance shareholder value. As we look ahead, the coming year appears to be bright for dry bulk shipping and for us. We hope as the COVID-19 threat is mitigated the world economy will quickly recover, increasing demand for dry bulk capacity. Simultaneously, we continue to see restraint in newbuilding orders which should have a long term positive impact on the dry bulk industry. The first quarter of 2021 rates have been a welcome surprise to many, and perhaps an indication for the year ahead."

Results for the three months and year ended December 31, 2020
Total revenue was $112.9 million for the three months ended December 31, 2020, compared with $130.5 million for the three months ended December 31, 2019. The total number of shipping days performed decreased by 7% to 4,867, compared to 5,240 days during the fourth quarter of 2019 predominantly due to the decrease in voyage days.

The average TCE rate achieved was $14,640 per day for the three months ended December 31, 2020, compared to an average of $15,172 per day for the same period in 2019. The achieved premium over the average market increased to $4,314 per day or 42% for the three months ended December 31, 2020.

Total revenue was $382.9 million for the year ended December 31, 2020, compared with $412.2 million for the year ended December 31, 2019. The Company reported net income of $7.6 million or $0.17 per common share compared to net income of $11.4 million, or $0.26 per common share for the previous year. Adjusted net income was $14.0 million for 2020 compared to $18.2 million for 2019.

The average TCE rate achieved was $12,433 per day for the year ended December 31, 2020, compared to an average of $14,199 per day for the year ended December 31, 2019. The Baltic Dry Index (“BDI”), a measure of dry bulk market performance, averaged 1,085 for 2020, down from an average of 1,329 for 2019. The Company's average TCE rates decreased 12.2% in 2020 over the average for 2019, however they exceeded the published market rates by an average of 45% over the two year period.

Liquidity and Cash Flows
Cash, cash equivalents and restricted cash were $48.4 million as of December 31, 2020, compared to $53.1 million on December 31, 2019.
At December 31, 2020 and December 31, 2019, the Company had working capital of $2.2 million and $37.1 million, respectively. The significant reduction in working capital is the result of balloon payments on the Bulk Nordic Odin Ltd., Bulk Nordic Olympic Ltd., Bulk Nordic Oshima Ltd., and Bulk Nordic Oasis Ltd. Loan Agreements that are due and payable in October 2021. However, on March 8, 2021, the Company obtained a commitment letter from its lenders for a new six year $53 million senior secured term loan facility. The proceeds from the new senior secured loan will be used to refinance in full the balloon amounts on the Bulk Nordic Odin Ltd., Bulk Nordic Olympic Ltd., Bulk Nordic Oshima Ltd. and Bulk Nordic Oasis Ltd. Loan Agreements which is expected to be completed within March of 2021.
For the twelve months end December 31, 2020, the Company’s net cash provided by operating activities was $20.8 million, compared to $44.5 million for the twelve months ended December 31, 2019.
For the twelve months ended December 31, 2020 and 2019, net cash used in investing activities was $6.9 million and $46.6 million, respectively. These changes reflect the Company’s purchase of an additional one-third equity interest in its partially-owned consolidated subsidiary Nordic Bulk Holding Company Ltd. and sales of three vessels.
Net cash used in financing activities was $18.6 million for 2020, which consists of $18.0 million of proceeds from secured credit facilities; repayments of $23.0 million on credit facilities and repayments of $12.5 million on financing arrangements. Net cash used in financing activities was $0.9 million for 2019, which consists of $14.0 million of proceeds from secured credit facilities and $25.6 million of proceeds from financing arrangements; $3.0 million payments of financing fees; $2.6 million of repayments of related party debt; $20.6 million repayments of credit facilities and repayments of $6.6 million on financing arrangements; $8.1 million of dividends paid on common stock and $4.7 million of dividends paid on non-controlling interests; the Company received $5.2 million from the non-controlling interest contribution.
Company Update
The Company announced it has received the resignations of two directors from its Board of Directors ("Board). Nam Trinh and Paul Hong, both long associated with the Company, have resigned effective March 10, 2021. The vacant seats will not be filled by the Board at the present time. Both Mr. Trinh and Mr. Hong are employees of Cartesian Capital Group.
Ed Coll, Pangaea's Chief Executive Officer, commented; “We have known Cartesian, and Paul and Nam, since they first invested with us in 2008, well before our public listing in 2014. It has been an extraordinary relationship with their active involvement and support in all aspects of our business. Cartesian committed time, ideas, and capital to make Pangaea a leader in our industry, and a consistently profitable enterprise. We will miss their energy in leading us forward, their curiosity in constructively interrogating our plans, and their ideals, which we will try to emulate.” Mr. Coll added, “At this time, we will not replace the open board positions and our board will consist of seven highly qualified directors.”

Peter Yu, Managing Director of Cartesian Capital Group, commented; "Under Ed's leadership, the Company not only weathered but thrived during 2020, maintaining profitability despite a global pandemic, expanding its distinctive ice business, and delivering for its clients around the world. Pangaea starts 2021 well-positioned and poised for growth thanks to the tireless efforts of Ed and his entire team."

Conference Call Details
The Company’s management team will host a conference call to discuss the Company’s financial results on March 16, 2021 at 8:00 a.m., Eastern Time (ET). To access the conference call, please dial (888) 895-3561 (domestic) or (904) 685-6494 (international) approximately ten minutes before the scheduled start time and reference ID# 5197869.
A supplemental slide presentation will accompany this quarter’s conference call and can be found attached to the Current Report on Form 8-K that the Company filed concurrently with this press release. This document will be available at http://www.pangaeals.com/company-filings or at sec.gov.
A recording of the call will also be available for two weeks and can be accessed by calling (800) 585-8367 (domestic) or (404) 537-3406 (international) and referencing ID# 5197869.

Pangaea Logistics Solutions Ltd.
Consolidated Statements of Operation

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
	(unaudited)	(unaudited)
Revenues:
Voyage revenue	$98,236,752	$118,627,059	$349,738,153	$365,714,864
Charter revenue	14,616,574	11,850,564	33,157,838	46,482,955
Total revenue	112,853,326	130,477,623	382,895,991	412,197,819

Expenses:
Voyage expense	41,598,040	50,977,508	161,881,133	165,478,629
Charter hire expense	45,270,313	47,705,639	127,769,042	132,950,418
Vessel operating expenses	9,088,496	13,105,772	38,047,308	45,266,464
General and administrative	4,357,441	5,217,757	15,915,035	17,378,681
Depreciation and amortization	4,237,011	5,008,398	17,055,271	18,529,476
Loss on impairment of vessels	—	4,751,143	1,801,039	4,751,143
Loss on sale of vessels	25,000	4,584,796	730,065	4,584,796
Total expenses	104,576,301	131,351,013	363,198,893	388,939,607

Income (loss) from operations	8,277,025	(873,390)	19,697,098	23,258,212

Other (expense) income:
Interest expense, net	(1,757,715)	(2,419,947)	(7,831,314)	(9,227,784)
Interest expense, related party	—	(1,303)	—	(50,241)
Unrealized gain/(loss) on derivative instruments	1,374,856	549,935	(156,019)	2,753,834
Other (expense)/income	(14,389)	(265,259)	982,345	314,847
Total other expense, net	(397,248)	(2,136,574)	(7,004,988)	(6,209,344)

Net income (loss)	7,879,777	(3,009,964)	12,692,110	17,048,868
Income attributable to noncontrolling interests	(289,643)	(1,388,693)	(1,339,930)	(5,390,910)
Net income/(loss) attributable to Pangaea Logistics Solutions Ltd.	$7,590,134	$(4,398,657)	$11,352,180	$11,657,958

Earnings per common share:
Basic	$0.17	$(0.10)	$0.26	$0.27
Diluted	$0.17	$(0.10)	$0.26	$0.27

Weighted average shares used to compute earnings per common share
Basic	43,489,698	42,819,589	43,417,879	42,752,413
Diluted	44,337,242	42,819,589	43,817,348	43,267,178

Pangaea Logistics Solutions Ltd.
Consolidated Balance Sheets

	December 31, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$46,897,216	$50,555,091
Restricted cash	1,500,000	1,000,000
Accounts receivable (net of allowance of $1,896,038 and $1,908,841 at December 31, 2020 and 2019, respectively)	29,152,153	28,309,402
Bunker inventory	15,966,247	21,001,010
Advance hire, prepaid expenses and other current assets	19,515,945	18,770,825
Vessels held for sale, net	—	8,319,152
Total current assets	113,031,561	127,955,480

Restricted cash	—	1,500,000
Fixed assets, net	276,741,751	281,474,857
Investment in newbuildings in-process	15,390,635	15,357,189
Finance lease right of use assets, net	45,240,198	53,615,305
Total assets	$450,404,145	$479,902,831

Liabilities and stockholders' equity
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$32,400,288	$39,973,635
Related party notes payable	242,852	332,987
Deferred revenue	12,799,561	14,376,394
Current portion of long-term debt	57,382,674	22,990,674
Current portion of finance lease liabilities	6,978,192	12,549,208
Dividends payable	1,005,763	631,961
Total current liabilities	110,809,330	90,854,859

Secured long-term debt, net	44,507,708	83,649,717
Finance lease liabilities	50,520,294	57,498,217
Long-term liabilities - other	10,135,408	4,828,364

Stockholders' equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized and no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 45,447,751 and 44,886,122 shares issued and outstanding at December 31, 2020 and 2019, respectively	4,545	4,489
Additional paid-in capital	159,581,415	157,504,895
Retained Earnings	23,179,805	12,736,580
Total Pangaea Logistics Solutions Ltd. equity	182,765,765	170,245,964
Non-controlling interests	51,665,640	72,825,710
Total stockholders' equity	234,431,405	243,071,674
Total liabilities and stockholders' equity	$450,404,145	$479,902,831

Pangaea Logistics Solutions Ltd.
Consolidated Statements of Cash Flows

	Years ended December 31,
	2020	2019
Operating activities
Net income	$12,692,110	$17,048,868
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization expense	17,055,271	18,529,476
Amortization of deferred financing costs	662,440	727,020
Amortization of prepaid rent	122,272	118,597
Unrealized loss (gain) on derivative instruments	156,019	(2,753,834)
Income from equity method investee	(1,083,142)	(156,137)
Earnings attributable to non-controlling interest recorded as interest expense	177,802	44,950
Provision for doubtful accounts	152,416	898,357
Loss on impairment of vessels	1,801,039	4,751,143
Loss on sales of vessels	730,065	4,584,796
Drydocking costs	(5,858,960)	(1,633,771)
Share-based compensation	2,314,940	1,737,315
Change in operating assets and liabilities:
Accounts receivable	(995,167)	(725,972)
Bunker inventory	5,034,763	(2,425,497)
Advance hire, prepaid expenses and other current assets	338,022	(6,247,268)
Accounts payable, accrued expenses and other current liabilities	(10,887,555)	10,301,367
Deferred revenue	(1,576,833)	(340,678)
Net cash provided by operating activities	20,835,502	44,458,732

Investing activities
Purchase of vessels and vessel improvements	(2,892,776)	(41,350,536)
Proceeds from sale of vessels	11,666,507	10,388,723
Acquisition of non-controlling interest	(15,000,000)	—
Deposits on newbuildings in-process	(33,446)	(15,357,189)
Purchase of building and equipment	—	(283,244)
Purchase of derivative instrument	(628,000)	—
Net cash used in investing activities	(6,887,715)	(46,602,246)

Financing activities
Payments on related party notes payable	—	(2,595,000)
Proceeds from long-term debt	18,000,000	14,000,000
Payments of financing and issuance costs	(421,775)	(2,960,899)
Payments of long-term debt	(22,990,674)	(20,627,742)
Proceeds from finance leases	—	25,600,000
Payments on finance lease obligation	(12,548,938)	(6,602,265)
Dividends paid to non-controlling interests	—	(4,666,665)
Common stock accrued dividends paid	(535,153)	(8,090,213)
Cash paid for incentive compensation shares relinquished	(238,364)	(179,279)
Contributions from non-controlling interests recorded as long-term liability	—	4,783,414
Contributions from non-controlling interests	322,750	422,519
Payments to non-controlling interest recorded as long-term liability	(193,508)	—
Net cash used in financing activities	(18,605,662)	(916,130)

Net (decrease)/increase in cash, cash equivalents and restricted cash	(4,657,875)	(3,059,644)
Cash, cash equivalents and restricted cash at beginning of period	53,055,091	56,114,735
Cash, cash equivalents and restricted cash at end of period	$48,397,216	$53,055,091
Supplemental cash flow items:
Cash paid for interest	$7,149,210	$9,250,743

Supplemental non-cash investing and financing Information:
Deferred consideration related to acquisition of non-controlling interest	$7,500,000	$—

Pangaea Logistics Solutions Ltd.
Reconciliation of Non-GAAP Measures
(unaudited)

	For the three months ended		For the twelve months ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(unaudited)	(unaudited)
Net Transportation and Service Revenue (1)
Gross Profit	$12,704,301	$13,712,008	$38,325,247	$50,107,841
Add:
Vessel Depreciation and amortization	4,192,176	4,976,696	16,873,261	18,394,467
Net transportation and service revenue	$16,896,477	$18,688,704	$55,198,508	$68,502,308

Adjusted EBITDA (in millions)
Income/(loss) from operations	$8,277,025	$(873,390)	$19,697,098	$23,258,212
Depreciation and amortization	4,237,011	5,008,398	17,055,271	18,529,476
Loss on impairment of vessels	—	4,751,143	1,801,039	4,751,143
Loss on sale of vessels	25,000	4,584,796	730,065	4,584,796
Share-based compensation	$399,752	$371,347	2,314,940	1,737,315
Adjusted EBITDA	$12,938,788	$13,842,294	$41,598,413	$52,860,942

Earnings Per Common Share
Net income/(loss) attributable to Pangaea Logistics Solutions Ltd.	$7,590,134	$(4,398,657)	$11,352,180	$11,657,958

Weighted average number of common shares - basic	43,489,698	42,819,589	43,417,879	42,752,413
Weighted average number of common shares - diluted	44,337,242	42,819,589	43,817,348	43,267,178

Earnings per common share - basic	$0.17	$(0.10)	$0.26	$0.27
Earnings per common share - diluted	$0.17	$(0.10)	$0.26	$0.27

Adjusted EPS
Net income/(loss) attributable to Pangaea Logistics Solutions Ltd.	$7,590,134	$(4,398,657)	$11,352,180	$11,657,958
Non-GAAP
Add:
Loss on impairment of vessels	—	4,751,143	1,801,039	4,751,143
Loss on sale of vessels	25,000	4,584,796	730,065	4,584,796
Unrealized gain/(loss) on derivative instruments	1,374,856	549,935	(156,019)	2,753,834
Non-GAAP adjusted net income attributable to Pangaea Logistics Solutions Ltd.	$6,240,278	$4,387,347	$14,039,303	$18,240,063

Weighted average number of common shares - basic	43,489,698	42,818,589	43,417,879	42,752,413
Weighted average number of common shares - diluted	44,337,242	42,819,589	43,817,348	43,267,178

Adjusted EPS - basic	$0.14	$0.10	$0.32	$0.43
Adjusted EPS - diluted	$0.14	$0.10	$0.32	$0.42

INFORMATION ABOUT NON-GAAP FINANCIAL MEASURES. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our consolidated financial statements prepared and presented in accordance with GAAP, this earnings release discusses non-GAAP financial measures, including non-GAAP net revenue, non-GAAP adjusted EBITDA and non-GAAP Adjusted EPS. These are considered non-GAAP financial measures as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use non-GAAP financial measures for internal financial and operational decision making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business. Our management believes that non-GAAP financial measures provide meaningful supplemental information regarding the performance of our core business by excluding charges that are not incurred in the normal course of business. Non-GAAP financial measures also facilitate management's internal planning and comparisons to our historical performance and liquidity. We believe certain non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Net transportation and service revenue. Net transportation and service revenue represents total revenue less the total direct costs of transportation and services, which includes charter hire, voyage and vessel operating expenses. Net transportation and service revenue is included because it is used by management and certain investors to measure performance by comparison to other logistic service providers. Net transportation and service revenue is not an item recognized by the generally accepted accounting principles in the United States of America, or U.S. GAAP, and should not be considered as an alternative to net income, operating income, or any other indicator of a company's operating performance required by U.S. GAAP. Pangaea’s definition of net transportation and service revenue used here may not be comparable to an operating measure used by other companies.

Adjusted EBITDA and adjusted EPS. Adjusted EBITDA represents income or loss from operations before depreciation, amortization and, when applicable, loss on sale and leaseback of vessel, loss on impairment of vessels and certain non-recurring charges. Earnings per share represents net income divided by the weighted average number of common shares outstanding. Adjusted earnings per share represents net income attributable to Pangaea Logistics Solutions Ltd. plus, when applicable, loss on sale of vessel, loss on sale and leaseback of vessel, loss on impairment of vessel, unrealized gains and losses on derivative instruments, and certain non-recurring charges, divided by the weighted average number of shares of common stock.

There are limitations related to the use of net revenue versus income from operations, adjusted EBITDA versus income from operations, and adjusted EPS versus EPS calculated in accordance with GAAP. In particular, Pangaea’s definition of adjusted EBITDA used here are not comparable to EBITDA.

The table set forth above provides a reconciliation of the non-GAAP financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.

About Pangaea Logistics Solutions Ltd.

Pangaea Logistics Solutions Ltd. (NASDAQ: PANL) provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

Investor Relations Contacts

Gianni Del Signore	Tiya Gulanikar
Chief Financial Officer	Prosek Partners
401-846-7790	646-818-9288
Investors@pangaeals.com	tgulanikar@prosek.com

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company disclaims any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise, except as required by law. Such risks and uncertainties include, without limitation, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors, as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov.